                                                                     EXHIBIT 2.1

                             CONTRIBUTION AGREEMENT
                             ----------------------


                      CONTRIBUTION AGREEMENT, dated as of February 1,
1998, among JAMES F. WIRTH and GAIL J. WIRTH (collectively, the "Wirths") and RRF LIMITED PARTNERSHIP, a Delaware limited partnership (the "Operating Partnership").

                               W I T N E S S E T H
                               - - - - - - - - - -

                      WHEREAS, the Wirths each own fifty percent
(50%) membership interests (collectively, the "Interests") in Tucson St. Mary's Suite Hospitality LLC, an Arizona limited liability company (the "Company") that owns the real property identified on the Property Schedule attached hereto as
SCHEDULE I (the "Hotel"); and

                      WHEREAS, on the terms and subject to the conditions set forth herein, the Wirths desire to contribute the Interests as a contribution to the capital of the Operating Partnership, and the Operating Partnership desires to accept such contributions in exchange for admitting the Wirths as a limited partner in the Operating Partnership in accordance with the terms and subject to the conditions set forth in the First Amended and Restated Limited Partnership Agreement of the Operating Partnership (as the same may be amended, modified or supplemented from time to time in accordance with its terms, the "OP Agreement").

                     NOW, THEREFORE, in consideration of the
premises, mutual agreements, provisions and covenants contained herein, and for other good and valuable consideration, the receipt, adequacy and sufficiency of which are hereby expressly acknowledged, the Wirths and the Operating Partnership do hereby covenant and agree as follows:


                                    ARTICLE I
                               CERTAIN DEFINITIONS
                               -------------------

                      Section 1.1.  CERTAIN DEFINITIONS.  Capitalized
terms used but not otherwise defined herein shall have the meanings specified in the OP Agreement.


                                   ARTICLE II
                   CONTRIBUTION AND ADMISSION; APPORTIONMENTS
                   ------------------------------------------

                      Section 2.1.  CONTRIBUTION AND ASSIGNMENT.
Subject to the satisfaction of the conditions specified in Sections 5.2 and 5.4, the Wirths shall contribute the Interests ("Contributed Interests") to the Operating Partnership by assigning all of the Wirths' right, title and interest in and to (i) the Company, together with any and all rights, privileges, benefits, obligations and liabilities appertaining thereto, including but not limited to all of the Wirths' right, title and interest as a member of the Company in and to, subject to Section 2.3 hereof, the profits, surplus, losses, capital, cash flow, rentals, contract rights, cash, accounts, receivables, escrows, claims, chooses in action and other assets of such Company, and (ii) all partner loans made by the Wirths to such Operating Partnership except for the HCI Note (as hereinafter defined). The assignment and transfer of Contributed Interests shall be accomplished by the execution and delivery of an Assignment of Membership Interest, substantially in the form attached hereto as EXHIBIT A, with respect to the Contributed Interests (the "Assignment").

                      Section 2.2.  ADMISSION AS A LIMITED PARTNER;
LIMITED PARTNERSHIP INTEREST. Subject to the satisfaction of the conditions specified in Sections 5.2 and 5.3 and in consideration of the contribution of the Contributed Interests to the Operating Partnership pursuant to the terms of the OP Agreement, the Operating Partnership shall admit the Wirths as a limited partner in the Operating Partnership in accordance with the terms and subject to the conditions set forth in the OP Agreement. The Percentage Interest of the aggregate Partnership Interest in the Operating Partnership to be received by the Wirths in the Operating Partnership in respect of the Contributed Interests shall be calculated and determined as specified on SCHEDULE II attached hereto.


                                   ARTICLE III
                         REPRESENTATIONS AND WARRANTIES
                         ------------------------------

                      Section 3.1. REPRESENTATIONS AND WARRANTIES OF THE WIRTHS. The Wirths hereby represent and warrant, jointly and severally, to the Operating Partnership that:

                      (a) the Company is a limited liability company validly existing and in good standing under the laws of the State of Arizona;

                      (b) they have all necessary right, power and authority to enter into this Agreement and to perform their obligations hereunder;

                      (c) they have duly executed and delivered this Agreement and this Agreement constitutes a legal, valid and binding obligation of the Wirths, enforceable against the Wirths in accordance with the terms hereof, except as such enforceability may be limited by applicable bankruptcy, insolvency, moratorium and other laws affecting enforceability of creditors' rights generally and general principles of equity;

                     (d) the Wirths will acquire the limited
partnership interests in the Operating Partnership on the Closing Date for investment and not with a view to the distribution (within the meaning of section 2(11) of the Securities Act of 1933, as amended (the "Securities Act")) thereof;

                      (e) as of the date hereof, the Wirths are the sole owners of the Interests in the Company and have good title to such Interests, free and clear of all liens and encumbrances;

                     (f) except as may be set forth in this
Agreement, there are no rights, subscriptions, options, warrants, conversion rights or agreements of any kind outstanding (including rights of first offer and rights of first refusal) to purchase or to otherwise acquire the Interests;

                      (g) the execution, delivery and performance of this Agreement by the Wirths will not, with or without the giving of notice, lapse of time or both, (i) violate, conflict with or constitute a default under any term or condition of any term or provision of any judgment, decree, order, statute, injunction, rule or regulation of a governmental unit applicable to the Wirths, or of any material contract, agreement or instrument to which the Wirths are a party or by which any of their properties or assets may be bound (the violation of which would have a material adverse effect upon the Wirths or the Operating Partnership) or (ii) result in the creation of any lien upon the Interests other than in favor of the Operating Partnership.

                      Section 3.2. REPRESENTATIONS AND WARRANTIES OF THE OPERATING PARTNERSHIP. The Operating Partnership hereby represents and warrants to the Wirths that:

                      (a) it is duly organized as a limited
partnership and validly existing under the laws of the State of Delaware and is, or at the Closing will be, duly qualified in each state in which it conducts business;

                      (b) it has all necessary legal and contractual right, power and authority to enter into this Agreement and to perform its obligations hereunder, including the execution, delivery and performance of all other Documents;

                      (c)  it has duly authorized, executed and
delivered this Agreement and will have at the Closing duly authorized, executed and delivered the other Documents and this Agreement constitutes, and at the Closing, each of the other Documents will constitute, a legal, valid and binding obligation of the Operating Partnership, enforceable against the Operating Partnership in accordance with the terms hereof and thereof, except as such enforceability may be limited by applicable bankruptcy, insolvency, moratorium and other laws affecting enforceability of creditors' rights generally and general principles of equity;

                        (d) none of the execution, delivery or
performance of this Agreement or the other Documents by the Operating Partnership will, with or without the giving of notice, lapse of time or both, violate, conflict with or constitute a default under any term or condition of
(A) the OP Agreement or (B) any term or provision of any judgment, decree, order, statute, injunction, rule or regulation of a governmental unit applicable to the Operating Partnership or any material contract, agreement or instrument to which the Operating Partnership is a party or by which its properties or assets may be bound (the violation of which, in the case of either (A) or (B), would have a material adverse effect upon the Operating Partnership);

                        (e) upon execution of the OP Agreement by the Wirths, the Wirths will be duly admitted as a limited partner of the Operating Partnership; and

                        (f) the Operating Partnership will acquire the Contributed Interests in the Company for investment and not with a view to the distribution (within the meaning of section 2(11) of the Securities Act) thereof.


                                   ARTICLE IV
                                    COVENANTS
                                    ---------

                      Section 4.1.  RESTRICTIONS ON TRANSFER.  The
Wirths shall not pledge, encumber, hypothecate, transfer, assign or convey any Interest in any way prior to the Closing Date (or the termination of this Agreement pursuant to Section 5.1 in the absence of a Closing).

                      Section 4.2.  TRANSFER TAXES.  The Operating
Partnership and, upon the specific request of the Operating Partnership, the Wirths shall take any and all actions necessary in order to comply with the provisions of any transfer tax laws and regulations applicable to this Agreement or the conveyance of any Contributed Interest, including, without limitation, the payment of any transfer tax which may be determined to be due in respect of such Contributed Interest under any such law or regulation and the preparation, execution and filing of any and all affidavits and questionnaires required by any such law or regulation. The Wirths shall cooperate with the Operating Partnership in the preparation of any such affidavits or questionnaires and shall make available to the Operating

Partnership any books and records of the Wirths used in the preparation of any such affidavits or questionnaires. The Wirths shall pay any such tax which may be determined to be due under any such law or regulation and, in the event any such tax is paid by the Wirths, the Wirths shall be reimbursed at the Closing by the Operating Partnership.

                      Section 4.3.  FURTHER ASSURANCES.  The Wirths
and the Operating Partnership agree, at any time and from time to time after the Closing, to execute, acknowledge where appropriate and deliver such further instruments and documents and to take such other action as any other party to this Agreement may reasonably request in order to carry out the intents and purposes of this Agreement.

                      Section 4.4.  CLOSING COSTS; FEES AND EXPENSES.
Except as expressly provided herein, each party hereto shall bear all costs and expenses incurred by such party in connection with the negotiation, preparation and/or review of this Agreement and the OP Agreement and any other agreement or instrument contemplated hereby and thereby, including the fees and expenses of their respective auditors and attorneys. The Operating Partnership shall bear all closing costs, including all filing and recordation fees, title insurance premiums and charges, costs of legal opinions (other than those of the Wirths' counsel), transfer taxes, all Hart-Scott costs whether incurred by the Wirths or the Operating Partnership, costs incurred in connection with obtaining the consent of any third parties, document production, duplication costs and other similar costs and expenses incurred by them in connection with the Closing and shall pay and reimburse the Wirths for all reasonable closing costs, including all filing and recordation fees, document production, duplication costs and other similar costs directly incurred by them (other than attorneys' fees, except for attorneys' fees in the event that it is determined that the Wirths shall be required to make a filing under Hart-Scott with respect to the transactions contemplated by this Agreement) in connection with the Closing.


                                    ARTICLE V
                                     CLOSING
                                     -------

                      Section 5.1.  CLOSING.  The closing of the
transactions contemplated hereby (the "Closing") shall occur as of 12:01 a.m.
(MST) on February 1, 1998, or such later date as the Operating Partnership shall specify (the "Closing Date"), at the offices of Thompson Hine & Flory LLP, 3900 Key Center, 127 Public Square, Cleveland, Ohio 44114, or at such other location as the Operating Partnership shall specify. The Operating Partnership agrees that any such notice of a change in the Closing Date or in the proposed location of the Closing shall be effective only if given in writing and delivered to Wirths not less that the second business day prior to (a) the date on which the Closing was to have occurred, in the case of a change in the proposed Closing Date, and (b) the Closing Date, in the case of a change in the proposed location of the Closing.

                      Section 5.2.  CONDITIONS TO ALL OBLIGATIONS.
The obligations of the Wirths and the Operating Partnership to consummate the transactions contemplated hereby are subject to fulfillment or waiver (by means of a written instrument signed by each of the Operating Partnership and the Wirths) of all of the following conditions on or prior to the Closing Date:

                      (a) all consents and waivers of third parties requisite to the consummation of the Closing and the effectiveness of the OP Agreement (including waivers of requirements, puts, options, rights of first refusal and other similar rights, if any), shall have been obtained by the Operating Partnership.

                      Section 5.3. CONDITIONS TO OBLIGATIONS OF THE
OPERATING PARTNERSHIP. The obligations of the Operating Partnership to consummate the transactions contemplated hereby is subject to fulfillment or waiver (by means of a written instrument signed by the Operating Partnership) of all of the following conditions on or prior to the Closing Date:

                      (a) the Wirths shall have executed and
delivered to the Operating Partnership one fully completed
Assignment with respect to all of the Contributed
Interests;

                      (b) the REIT shall have received an original OP Agreement executed and delivered by each other party thereto;

                      (c) The Operating Partnership shall have received a certificate, dated the Closing Date, to the effect that all of the representations and warranties of the Wirths set forth in Section 3.1 are true and correct as of the Closing Date as if made again on and (except to the extent any such representation and warranty expressly specifies otherwise) as of such date.

                      Section 5.4.  CONDITIONS TO OBLIGATIONS OF THE
WIRTHS. The obligations of Wirths to consummate the transactions contemplated hereby are subject to fulfillment or waiver (by means of a written instrument signed by the Wirths) of all of the following conditions on or prior to the Closing Date:

                      (a) the Wirths shall have received an original, fully completed Assignment with respect to each of the Contributed Interests executed by each party thereto other than the Wirths;

                      (b) the Wirths shall have received an original OP Agreement executed and delivered by each party thereto other than the Wirths;

                      (c) the Wirths shall have received a
certificate, dated the Closing Date, of an authorized officer of the REIT to the effect that (i) all of the conditions set forth in Sections 5.2 and 5.3 have been satisfied or waived as provided therein, and (ii) all of the representations and warranties of the Operating Partnership set forth in Section
3.2 are true and correct as of the Closing Date as if made again on and (except to the extent any such representation and warranty expressly specifies otherwise) as of such date. Upon delivery thereof, such certificate shall constitute the representation and warranty with respect to the matters stated therein of the Operating Partnership to the Wirths for the purposes of this Agreement;


                                   ARTICLE VI
                                  MISCELLANEOUS
                                  -------------

                      Section 6.1.  TIME OF THE ESSENCE.  Time of
performance is of the essence of this Agreement.

                      Section 6.2.  SUCCESSORS AND ASSIGNS.  This
Agreement shall be binding on the parties hereto and their respective heirs, executors, administrators, successors and assigns. The Operating Partnership may not assign this Agreement without the prior written consent of the Wirths.

                      Section 6.3.  GOVERNING LAW.  This Agreement
shall be governed by and construed in accordance with the internal laws of the State of Arizona.

                      Section 6.4.  NOTICES.  All notices, demands or
requests made pursuant to, under or by virtue of this Agreement must be in writing and mailed to the party to which the notice, demand or request is being made by certified or registered mail, return receipt requested, postage prepaid, as follows:

                      To the Wirths:

                      James F. Wirth and
                      Gail J. Wirth
                      c/o InnSuites Hotels LLC
                      1615 East Northern Avenue
                      Suite 105
                      Phoenix, Arizona 85020-3998


                      To the Operating Partnership:

                      c/o Realty ReFund Trust
                      1750 Huntington Building
                      925 Euclid Avenue
                      Cleveland, Ohio 44114
                      Attn: Executive Vice President


                      With a copy to:

                      James B. Aronoff, Esq.
                      Thompson Hine & Flory LLP
                      3900 Key Center
                      127 Public Square
                      Cleveland, Ohio  44114

Any notice given in accordance with the provisions of this Section 6.4 shall be deemed given when actually delivered or when proper delivery is refused by the addressee.

                      Section 6.5.  EXCULPATION.  No partner (other
than any party hereto and the REIT in its capacity as general partner of the Operating Partnership), shareholder, officer, director, agent or employee of a party hereto, shall have any individual or personal liability hereunder.

                      Section 6.6.  ENTIRE AGREEMENT; MODIFICATION OR
AMENDMENT. This Agreement together with the exhibits hereto and all agreements referred to herein and therein, contains the entire understanding of the parties with respect to its subject matter, and the parties hereto may amend this Agreement only by a writing signed by each party against whom such amendment may be enforced.

                      Section 6.7.  CAPTIONS.  The Article and
Section captions herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof.

                      Section 6.8.  COUNTERPARTS.  This Agreement may
be executed in one or more counterparts, all of which shall be considered one and the same Agreement, and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered to each of the other parties.

                      Section 6.9.  SURVIVAL.  This Agreement will
survive the Closing.

                      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered on the day and year first above written.



                                      /S/ JAMES F. WIRTH
                                     -------------------
                                     James F. Wirth



                                      /S/ GAIL J. WIRTH
                                     ------------------
                                     Gail J. Wirth



                                     RRF LIMITED PARTNERSHIP

                                     By:      Realty ReFund Trust, its general
                                              partner

                                     By:       /S/ GREGORY D. BRUHN
                                              ------------------------
                                              Gregory D. Bruhn,
                                              Executive Vice President

                                   SCHEDULE I
                                   ----------

                         Legal Description of the Hotel

                                   Schedule I


Those parts of Blocks 3, 4, 7 and 8 of Goldschmidt's Addition, to the City of Tucson, Pima County, Arizona, according to the Plat of record in the Office of the Pima County Recorder in Book 1 of Maps, Page 3 and of Lots 16 and 17 of
Section 11, Township 14 South, Range 13 East, Gillla and Salt River Base and Meridian, Pima County, Arizona, described as follows:

Beginning at the Southeast corner of Lot 10, Block 7 of said
Goldschmidt's Addition;

Thence South 73 degrees 36 minutes 40 seconds West (South 73 degrees 36 minutes 38 seconds West, measured), along the North right of way of Franklin Street, a distance of 743.97 feet (744.29 feet measured) to the East right of way of the Tucson Controlled Access Highway, Arizona State Highway Project F. I. 141, according to the map filed in the Pima County Recorder's Office on March 3, 1949 in instrument No. 6675;

Thence Northerly along said East right of way on a Spiral Curve, a distance of
442.05 feet (441.74 feet measured);

Thence along a curve to the right having a central angle of 47 degrees 30 minutes 00 seconds a radius of 641.20 feet, a distance of 531.58 feet;

Thence Northeasterly along a spiral curve, a distance of 158.87 feet (158.55 feet measured) to the West right of way of the alley running North and South through said Blocks 3, 4 and 7 of Goldschmidt's Addition;

Thence South 14 degrees 32 minutes 18 seconds East (South 14 degrees 33 minutes 24 seconds East, measured), along the West line of said alley, a distance of
695.11 feet (695.23 feet measured) to the Point of Beginning;

and

Those parts of Blocks 3 and 4 of Goldschmidt's Addition to the City of Tucson, Pima County, Arizona, according to the plat of record in the office of the Pima County Recorder in Book 1 of Maps, Page 3, described as follows:

Beginning at a point on the East line of said Block 4, said point being 42.00 feet Southerly from the Northeast corner of Lot 1, Block 4;

Thence South 75 degrees 17 minutes 00 seconds West (South 75 degrees 34 minutes 37 seconds West, measured), a distance of 170.09 feet (170.13 feet measured) to the West line of Block 4;

Thence North 14 degrees 32 minutes 18 seconds West (North 14 degrees 30 minutes 16 seconds West, measured), along the West line of said Block 4, a distance of
37.00 feet to the Northwest corner of Lot 1, Block 4;

Thence continue North 14 degrees 32 minutes 18 seconds West (North 14 degrees 30 minutes 77 seconds West measured), along the West line of Block 3, a distance of
93.84 feet (93.77 feet measured) to the South right of way of the Tucson Controlled Access Highway, Arizona State Highway Project F.I. 141, according to the map filed in the Pima County Recorder's Office on March 3, 1949 as instrument No. 6675;

Thence Easterly along said South right of way on a spiral curve, a distance of
124.62 feet (124.57 feet measured);

Thence North 77 degrees 23 minutes 51 seconds East (North 77 degrees 45 minutes 26 seconds East measured), a distance of 45.51 feet (45.54 feet measured) to the East line of Block 3;

Thence South 14 degrees 32 minutes 26 seconds East (South 14 degrees 32 minutes 59 seconds East, measured), along the East line of said Blocks 3 and 4, a distance of 126.25 feet (126.75 feet measured) to the Point of Beginning.

                                   SCHEDULE II
                                   -----------

                              Calculation of Units

1.             The consideration payable by the Operating
               Partnership for the Hotel shall be Ten Million
               Eight Hundred Twenty Thousand Dollars
               ($10,820,000).

2.             The Consideration shall be payable as follows:
               a. The Operating Partnership shall assume a $6,000,000 mortgage loan payable to JDI
                      Tucson, L.L.C.

               b. The Operating Partnership shall deliver to Hospitality Corporation International, or an affiliate corporation wholly-owned by James F. Wirth, a promissory note (the "HCI Note") in the principal amount of $1,000,000. The principal balance of the Note shall be due and payable on February 1, 1999. Interest only shall be paid monthly at seven percent (7%).

               c. The balance of Consideration shall consist of Class B Partnership Units in the Operating Partnership. The number of Class B Partnership Units to be delivered at closing shall be equal to 50% of the above-calculated balance of the Consideration, less 3% of such balance to be delivered to Marc Berg and 1% of such balance of the consideration to be delivered to Kenneth Sliwa pursuant to paragraph 2(d) below, divided by 4.31. The balance of the Class B Partnership Units shall be issued and held in escrow by the Operating Partnership, provided, that such Units shall not be entitled to distributions from the Operating Partnership so long as they are held in escrow. The terms of this escrow shall provide that on the 90th day following the close of the first and second fiscal years (1998 & 1999) following the Closing: (i) the number of Units held in escrow shall be reduced by any amount, if any, by which the Hotel's Net Operating Income is less than the amount projected for that year times the discount factor used in the in the Appraisal of the Hotel prepared by Charles V. Singleton, dated January 19, 1998 (the "Appraisal") divided by 4.31 or (ii) in each case, one-third (1/3) of the Units held in escrow shall be released by the Operating Partnership in the event that for such fiscal year, the Hotel's Net Operating Income meets or exceeds the amount projected for such year in the Appraisal and provided further that if the Hotel shall produce sufficient Net Operating

                      Income for such fiscal year to exceed the amount of Net Operating Income projected by the Appraisal for the following fiscal year then an additional one-third (1/3) of the Units held in escrow shall be released at such time. Ninety (90) days after the close of the third fiscal year, the number of Units held in escrow shall be reduced by the sum of: (i) any amount, if any, by which the Hotel's Net Operating Income is less than the amount projected for that year, times the discount factor used in the Appraisal for that year divided by 4.31, and (ii) any amount, if any, by which a recalculation of the Appraisal using the first three years' actual Net Operating Income would be less than the total consideration furnished for the Hotel ($10,820,000), divided by 4.31.

               d. James F. and Gail Wirth shall direct that three percent (3%) and one percent (1%), respectively, of the balance of the consideration shall be paid by the issuance to Marc Berg and Kenneth Sliwa of Class A Partnership Units, as an advisory fee. The number of Class A Partnership Units to be delivered shall be equal to the 4% balance divided by 4.31.

                                    EXHIBIT A
                                    ---------

            Form of Assignment and Assumption of Membership Interest

                ASSIGNMENT AND ASSUMPTION OF MEMBERSHIP INTEREST
                ------------------------------------------------

                  Tucson Saint Mary's Suite Hospitality L.L.C.


                           THIS ASSIGNMENT AND ASSUMPTION OF MEMBERSHIP
INTEREST ("Assignment") is made as of the 1st day of February, 1998 by and between ______________ (the "Assignor") and RRF LIMITED PARTNERSHIP, a Delaware limited partnership ("Assignee").

                              W I T N E S S E T H:
                              - - - - - - - - - -

                           WHEREAS, Assignor holds a fifty percent (50%)
membership interest in Tucson Saint Mary's Suite Hospitality L.L.C., an Arizona limited liability company (the "Company"), which is governed by the certain Operating Agreement of Tucson Saint Mary's Suite Hospitality L.L.C. dated as of April 29, 1997 (the "Operating Agreement");

                           WHEREAS, the Company and Assignee have entered
into that certain option agreement dated as of January 30, 1998 (the "Option Agreement") pursuant to which the Company has agreed to sell to Assignee the InnSuites Hotel located in Tucson, Arizona owned by the Company (the "Hotel") in consideration of the delivery to Assignee of, among other things, limited partnership units in Assignee; and

                           WHEREAS, the Option Agreement provides for the
sale of the Hotel through the transfer of the membership interests in the Company to Assignee;

                           NOW, THEREFORE, Assignor and Assignee hereby agree
as follows:

                           1.       ASSIGNMENT.  The Assignor hereby sells,
conveys and assigns to Assignee, without recourse, all of Assignor's right, title and interest in the Company and the Operating Agreement.

                           2.       ASSUMPTION.  Assignee, by its execution
hereof, agrees to accept the foregoing assignment and to assume, subject to the terms of the Operating Agreement, all of Assignor's rights, title and obligations of Assignor under the Operating Agreement.

                           3.       INDEMNIFICATION.  Assignee indemnifies and
agrees to defend and hold Assignor harmless from and against any and all costs, expenses (including, without limitation, reasonable attorneys' fees and expenses) damages, claims or liabilities that Assignor may suffer or incur and that arise out of this Company from and after the date of this Assignment.

                           4.       GOVERNING LAW.  This Assignment shall be
governed by and construed in accordance with Arizona law.

                           5.       SUCCESSORS AND ASSIGNS.  This Assignment
shall be binding upon and inure to the benefit of, the parties hereto and their respective successors and assigns.

                           6.       COUNTERPARTS.  This Assignment may be
executed in multiple counterparts each of which shall be deemed an original and all of which shall constitute a single instrument.
                           IN WITNESS WHEREOF, the parties hereto have
executed this Assignment and Assumption of Membership Interest as of the date first above written.


                                            ASSIGNOR:


                                            -------------------------------
                                            ------------------


                                            ASSIGNEE:

                                            RRF LIMITED PARTNERSHIP, a
                                               Delaware limited partnership


                                               By: REALTY REFUND TRUST, an
                                                    unincorporated Ohio business
                                                    trust, its general partner

                                                  By: ________________________
                                                     Title: __________________